Exhibit (g)(2)

                           AHA INVESTMENT FUNDS, INC.

                       Amendment to the custody agreement


     THIS AMENDMENT dated as of January 1, 2002 to the Custody Agreement dated as of November 1, 2001, by and between AHA Investment Funds, Inc., a corporation organized under the laws of the state of Maryland and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company shall be as follows:

     Effective January 1, 2002, the name Firstar Bank, N.A. has been changed to U.S. Bank, N.A. Accordingly, all references to Firstar Bank, N.A. in this Agreement should be replaced with U.S. Bank, N.A. Similarly, any references to Firstar Mutual Fund Services, LLC should be replaced with U.S. Bancorp Fund Services, LLC.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

AHA INVESTMENT FUNDS, INC.                        U.S. BANK, N.A.


By: /s/ Douglas D. Peabody                         By:  /s/ Joe Redwine
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